UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2018

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	36909	20-8203420
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275 Houston, TX (Address of principal executive offices)	77043 (Zip Code)

281-531-7200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2018, Eco-Stim Energy Solutions, Inc. (the “Company”) and its wholly owned subsidiary EcoStim, Inc. (each referred to herein as a “Seller” and collectively as the “Sellers”) entered into a Recourse Receivables Purchase & Security Agreement (the “Receivables Agreement”) with Porter Capital Corporation (“Porter Capital” or the “Buyer”). Under the terms of the Receivables Agreement, the Sellers may, from time to time, sell accounts receivable (“Accounts”) to the Buyer in exchange for funds in an amount equal to 80% of the face amount of the applicable Account at the time of sale of the Account, with the remaining 20% of the face amount of the applicable Account to be held back as a required reserve amount to be paid to the Seller following Buyer’s receipt of payment on the Account by the account debtor, less applicable fees and interest charges. The total face amount of outstanding Accounts purchased by Buyer under the Receivables Agreement, may not exceed $12.5 million.

Under the terms of the Receivables Agreement, the Company is obligated to pay interest on the face amount of the outstanding and unpaid Accounts purchased by Buyer, less the amount of the reserve account, at an interest rate equal to the Prime Rate (as defined in the Receivables Agreement) plus 8.25%. The Company is also obligated under the Receivables Agreement to pay certain fees, including a fee (the “Minimum Term Fee”) payable upon termination of the agreement in an amount equal to: (i) the monthly interest rate multiplied by $5 million, multiplied by the number of months in the agreement term, less the amount of actual interest paid during the term of the agreement; or (ii) following the occurrence of an Event of Default (as defined below) that has not been cured within the time periods contemplated under the agreement, $1.8 million, less the amount of actual interest paid during the term of the agreement. The Minimum Term Fee is also subject to reduction under certain circumstances if Buyer does not purchase certain eligible Accounts that are presented for purchase by the Sellers.

The Receivables Agreement also includes certain representations, warranties and covenants customary for agreements of this type. All of Sellers’ obligations under the Receivables Agreement are secured by liens on certain of the assets of the Sellers, including the Sellers’ accounts receivable, chattel paper, inventory and substantially all of the Sellers’ equipment for its U.S. operations (excluding equipment subject to vendor financing). The Receivables Agreement further provides for customary events of default (“Events of Default”), including but not limited to the failure to make payments when due; insolvency events; the failure to comply with covenant obligations arising under the agreement or other agreements with Buyer or its affiliates; and breaches of representations and warranties. Upon the occurrence of an Event of Default, Porter Capital may terminate the Receivables Agreement and declare all outstanding obligations of the Sellers under the Receivables Agreement to be due and payable. The Receivables Agreement has an initial term of one year, and will renew for successive one year terms unless the Company provides notice of cancellation in accordance with the terms of the Agreement. The Company may also terminate the Receivables Agreement prior to the expiration of the term upon written notice and payment of Sellers’ obligations thereunder.

A copy of the Receivables Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2018.

The Company intends to use funds obtained under the Receivables Agreement for working capital and other general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: February 14, 2018